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                                   AMENDMENT

                    To Transfer Agency and Service Agreement
                   Between Davis New York Venture Fund, Inc.
                    and State Street Bank and Trust Company


1.       GENERAL BACKGROUND. In accordance with the Amendment provision in
         Section 13 of the Transfer Agency and Service Agreement between Davis New York Venture Fund, Inc. (the "Fund") and State Street Bank and Trust Company dated March 10, 1998 (the "Agreement"), Davis New York Venture Fund, Inc. desires to amend the Agreement to include a series.

1.2 The Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

1.3 The Fund intends to initially offer shares in two (2) series, such series shall be named in the attached Schedule A which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 13 being herein referred to as a "Portfolio", and collectively as the "Portfolios").

2.       AMENDMENT.

2.1 The parties hereby amend the Agreement to include a new portfolio, Davis Growth & Income Fund.

2.2 All terms and conditions of the Agreement relating to the Fund equally apply to each portfolio of the Fund added by this amendment.


IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly
authorized officers, as of this        day of April, 1996.


STATE STREET BANK AND TRUST          DAVIS NEW YORK VENTURE FUND, INC.
COMPANY


By:                                  By:
   --------------------------           --------------------------
   Executive Vice President

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                                   SCHEDULE A


Davis New York Venture Fund

Davis Growth & Income Fund